Exhibit 3

TENDER AND SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 15, 2017, is entered into by and among [                 ] (“Shareholder”), THERMO FISHER SCIENTIFIC INC., a Delaware corporation (“Parent”), and THERMO FISHER (CN) LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg (“Buyer”).
WHEREAS, concurrently with the execution of this Agreement, Parent, Buyer and PATHEON N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any (subject to the Minimum Condition) and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (the “Shares”) and (b) subject to the terms of the Purchase Agreement, a Post-Offer Reorganization (as defined in the Purchase Agreement) of the Company following the Offer; and
WHEREAS, as a condition of and inducement to Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Parent and Buyer have required that Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:
Section 1.           Certain Definitions.  For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if not defined in this Section 1, the respective meanings ascribed to them in the Purchase Agreement:
“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such shares).
“Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company and JLL/Delta Patheon Holdings, L.P. shall not be deemed to be an Affiliate of Shareholder.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Company Shareholder Agreement” means the Shareholders’ Agreement, dated as of July 20, 2016, by and among the Company and the shareholders of the Company party thereto.
“Covered Shares” means the Owned Shares and Additional Owned Shares.
“Equity Interests” means (i) any share in the capital of the Company, (ii) any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares in the Company’s capital, or (iii) any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating the Company to issue, transfer or sell any shares in the Company’s capital or other equity interest in the Company or other Company Securities, including Company Equity Awards.
“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates as of the date hereof.
“Permitted Transfer” means (a) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Company Option or the vesting of any Company Equity Awards, (b) a Transfer of Covered Shares with Parent’s prior written consent, (c) if the Shareholder is an individual, a Transfer of Covered Shares (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession, or (d) a Transfer of Covered Shares to a direct or indirect wholly-owned Subsidiary of Shareholder, and, provided that, for purpose of clause (c)(i) and clause (d), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).
“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, granting of a usufruct, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including the tendering in any tender or exchange offer) of such Covered Share or the beneficial ownership thereof or any of the economic consequences of ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.  As a verb, “Transfer” shall have a correlative meaning.
Section 2.           Tender of the Covered Shares.
(a)         Shareholder hereby irrevocably (subject to Section 9) undertakes to, and agrees that it shall, tender its Covered Shares that are Shares, or cause its Covered Shares that are Shares to be tendered, into the Offer free and clear of all Liens (other than those attached pursuant to the Company Shareholder Agreement and applicable securities Laws) (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event no later than ten (10) Business Days after such Shares are obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event prior to the expiration of the Offer.  Subject to Section 9, Shareholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.
(b)         Shareholder hereby agrees that Shareholder will not, and if any of its Covered Shares are held by a nominee for Shareholder, Shareholder shall cause the holder of record of any such Covered Shares not to, (x) tender any Covered Shares in connection with any Alternative Acquisition Proposal, (y) vote (or cause to be voted), any Covered Shares beneficially owned by Shareholder as of the record date for any meeting of the shareholders of the Company, or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (i) or (ii) below:
(i)          for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or
(ii)         for any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and any Post-Offer Reorganization documentation and transactions); or
(z) propose, agree or commit to take any of the foregoing actions or publicly support any of the foregoing.
(c)          If the Offer is terminated or withdrawn by Buyer or this Agreement is terminated pursuant to Section 9, in each case prior to the Closing, Buyer shall (and Parent shall cause Buyer to) return promptly (and in any event within no more than five (5) Business Days), and shall cause any depository acting on behalf of Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.
(d)          Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Option or other equity award or require Shareholder to purchase any Shares, and nothing herein shall prohibit Shareholder from exercising any Company Option held by such Shareholder as of the date of this Agreement.
Section 3.           Voting Agreement.  At any meeting of the shareholders of the Company, including the EGM and, if necessary, any Subsequent EGM, however called, and in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (f) below (each, a “Company Shareholders Meeting”), Shareholder hereby agrees that Shareholder shall, and if any of its Covered Shares are held by a nominee for such Shareholder, Shareholder shall cause the holder of record of any such Covered Shares to, including by delivering to the Secretary of the Company a duly executed proxy card:  (i) appear at each Company Shareholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) vote (or cause to be voted), by proxy or in person, all Covered Shares beneficially owned by Shareholder as of the relevant record date and entitled to be voted:
(a)          for the adoption of each resolution described in Section 2.04 of the Purchase Agreement;
(b)          to approve any documentation or transaction related to a Post-Offer Reorganization (as defined in Section 2.07 of the Purchase Agreement);
(c)          against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;
(d)          against any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and any Post-Offer Reorganization documentation and transactions);
(e)          against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled, (iii) result in a material breach of any covenant, representation, warranty or any other obligation or agreement contained in the Purchase Agreement or (iv) prevent or materially delay, frustrate or impede the implementation or consummation of the Offer and/or any Post-Offer Reorganization or any of the documentation or transactions included in, contemplated by, or in connection with any of the foregoing; and
(f)           to approve any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the request of Parent or Buyer and related to the transactions contemplated by the Purchase Agreement; provided, however, that with respect to such other matter (i) the Company Board has recommended that the shareholders of the Company vote to approve such matter at the EGM or such Subsequent EGM (and such recommendation has been supported in writing by Parent) and (ii) nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any such matter of Parent or Buyer for such shareholder approval or to recommend that the shareholders of the Company vote to approve any such matter.
Additionally, Shareholder shall not propose, commit or agree to take, or publicly affirmatively support, any action inconsistent with any of the foregoing clauses (a) through (f).
Section 4.           No Disposition or Solicitation.
(a)          No Disposition or Adverse Act.  Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, Shareholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, without the prior written consent of Parent (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to Parent and Buyer a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates inconsistent with Shareholder’s voting or consent obligations in Section 3 or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or other Equity Interests inconsistent with Shareholder’s voting or consent obligations in Section 3.  Any attempted Transfer of Covered Shares, other Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.
(b)          No Solicitation.  Subject to Section 9 and Section 10(a), Shareholder (solely in Shareholder’s capacity as a shareholder of the Company) shall not, and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes  or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (B) other than informing Persons of the provisions contained in this Section 4(b), enter into, continue or participate in any discussions or negotiations with any Third Party regarding an Alternative Acquisition Proposal; or (C) authorize, execute or enter into any Alternative Acquisition Agreement.  Shareholder (solely in Shareholder’s capacity as a shareholder of the Company) shall, and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal.  Shareholder agrees to promptly inform its controlled Affiliates and its and their Representatives of the obligations undertaken in this Section 4(b).  Nothing in this Section 4 shall prohibit Shareholder and its Representatives from informing any Person of the existence of the provisions contained in this Section 4.
Section 5.          Additional Agreements.
(a)          Certain Events.  In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests, this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of its controlled Affiliates.
(b)          Update of Beneficial Ownership Information.  Promptly following the written request of Parent or upon the acquisition of any Covered Shares or other Equity Interests, Shareholder will send to Parent a written notice setting forth the number of Covered Shares and other Equity Interests beneficially owned by Shareholder or by its controlled Affiliates who become holders of the Covered Shares or Equity Interests, as applicable.

(c)          Stop Transfer.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares.  Shareholder agrees that it will request the Company, as promptly as practicable following the date of this Agreement, to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.
(d)          Waiver of Rights and Actions.  Shareholder hereby (i) waives and agrees not to exercise (A) any rights to object to or challenge the consummation of the Offer, any Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, (B) any right of appraisal or right to dissent from any Post-Offer Reorganization action or any other transaction contemplated by the Purchase Agreement and (C) any similar rights that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Buyer, the Company, the Company’s directors or officers or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement, or the consummation of the Offer, any Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Purchase Agreement or the transactions contemplated thereby or (z) making any claim with respect to SEC disclosure (or other disclosure to the Company’s shareholders) in connection with the Purchase Agreement or the transactions contemplated thereby.
(e)          Communications.  Unless required by applicable Law or by the rules and regulations of the Euronext Amsterdam stock exchange, Shareholder shall (solely in its capacity as a shareholder of the Company), and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their Representatives to, (i) consult with Parent before issuing any press release or otherwise making any public statement with respect to the Offer, the Purchase Agreement or this Agreement and (ii) not issue any such press release or make any such public statement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in any public disclosure document required by applicable Law (including in any filings with the SEC) in connection with the Offer or any Post-Closing Reorganization or any other transactions contemplated by the Purchase Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document.
(f)           Confirmation.  Subject to the terms of this Agreement, Shareholder hereby irrevocably undertakes and agrees to confirm, upon Buyer’s reasonable written request, in relevant public statements and at the EGM and any Subsequent EGM (if any), that Shareholder will tender its Covered Shares that are Shares into the Offer and will vote as set forth in Section 3.

(g)          Shareholders Agreement.  Shareholder hereby agrees to approve the adoption of any amendment to the Company Shareholder Agreement as may be necessary to effect the Transactions.  Shareholder confirms that the Company Shareholder Agreement shall terminate prior to or at Closing, and shall have no further effect as of Closing.
(h)          Option.  In the event this Agreement is terminated pursuant to Section 9(c) hereof as a result of a termination of the Purchase Agreement in accordance with Section 8.01(d)(i) thereof, Parent shall have the right (but not the obligation) to purchase all (but not less than all) of the Covered Shares, for the Offer Consideration per share, provided Parent makes an irrevocable written election to purchase all such Covered Shares (a “Purchase Election”) that is delivered to Shareholder within thirty (30) days following such termination of the Purchase Agreement (the “Option Period”).  If Parent makes a Purchase Election during the Option Period, Shareholder agrees (i) to sell the Covered Shares to Parent for the Offer Consideration per share, and (ii) not to Transfer the Covered Shares to any other Person (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to Parent and Buyer a Transfer Agreement).  If Parent makes a Purchase Election during the Option Period, Shareholder and Parent shall enter into a mutually agreed customary stock purchase agreement with respect to the transfer of the Covered Shares (subject to customary conditions, including any regulatory approvals required, to the extent not previously obtained; provided that such agreement will not include any representations from Shareholder other than with respect to title to Covered Shares and authority and similar fundamental representations regarding such Shareholder’s entry into such agreement and will not include any indemnification obligations) pursuant to which Parent shall promptly consummate the purchase of the Covered Shares.  If Parent does not provide written notice of its Purchase Election within the Option Period, then Parent’s rights described in this Section 5(h) shall terminate and Shareholder shall be free to retain or Transfer its Covered Shares to any other party.
Section 6.           Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Parent and Buyer as follows:
(a)          Title.  As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests, in each case, set forth on Shareholder’s signature page hereto (the “Disclosed Owned Shares”).  The Disclosed Owned Shares are Owned Shares, are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates as of the date hereof, and neither Shareholder nor any of its controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests.  Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.  As of the date hereof, Shareholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement, the Purchase Agreement and the other documents contemplated thereby and entered into with Parent or one of its Affiliates in connection therewith).  Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any Liens, subject to applicable securities Laws and the terms of this Agreement and the Company Shareholder Agreement.
(b)          Authority.  Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.  In the event that any of Shareholder’s Covered Shares are held by a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
(c)          No Conflict or Default.  Except for compliance with any applicable requirements of the HSR Act, the EU Merger Regulation, any Other Required Antitrust Approvals and the 1934 Act and any other applicable securities Laws, no filing with, and no permit, order or authorization of, consent or approval of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof.  None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or any of Shareholder’s properties or assets, (iii) constitute a violation by Shareholder of any applicable Law or regulation of any jurisdiction or (iv) conflict with Shareholder’s articles of association or other organizational documents, and in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(d)          No Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of Shareholder to perform timely its obligations under this Agreement or to tender its Shares into the Offer as contemplated by Section 2(a).

(e)          No Fees.  Shareholder (acting in its capacity as a shareholder of the Company) has not retained or authorized to act any investment banker, broker, finder, financial advisor or other intermediary or advisor who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s, success, opinion or other similar fee or commission from Shareholder or any of Shareholder’s Affiliates in connection with this Agreement, the Purchase Agreement, the transactions contemplated by this Agreement, or the Transactions.
(f)           Receipt.  Shareholder has received and reviewed a copy of the Purchase Agreement.  Shareholder agrees that, prior to the termination of this Agreement, Shareholder shall not knowingly take any action with the intent to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the direct or proximate effect of preventing, impairing, delaying or adversely affecting the performance by Shareholder of its obligations under this Agreement.
Section 7.           No Legal Action.  Shareholder agrees that it will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity, or seeks to enjoin the operation, of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by Shareholder breaches any fiduciary duty of the Company Board or any member thereof.
Section 8.           Reliance.  Shareholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.
Section 9.           Termination.  This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms (provided, that if the Purchase Agreement is terminated pursuant to Section 8.01(d)(i) thereof, then Section 2(b), Section 3, Section 4 (other than with respect to a Transfer to Parent in accordance with Section 5(h)), Section 5(e), and Section 5(h) shall survive such termination of this Agreement until (A) the end of the Option Period, if Parent has not made a Purchase Election prior to the end of the Option Period, and (B) the earlier of (x) consummation of the purchase of the Covered Shares in accordance with the stock purchase agreement to be entered into pursuant to Section 5(h) and (y) Parent’s material breach or material failure to comply with the terms of such stock purchase agreement, if Parent has made a Purchase Election during the Option Period), and (d) the date of any modification, waiver or amendment of the Purchase Agreement in a manner that decreases the Offer Consideration or changes the form of the Offer Consideration (for the avoidance of doubt, excluding any termination of the Purchase Agreement); provided, that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) Section 5(d), this Section 9 and Section 10 (excluding clauses (c) and (e) thereof) and, in the case of a termination of this Agreement pursuant to clause (b) above, Section 3(b), shall survive any termination of this Agreement.  For the avoidance of doubt, with respect to any provisions of this Agreement that survive termination of this Agreement in accordance with this Section 9, any defined terms used in such provisions (including any terms defined in the Purchase Agreement, which shall have the meanings set forth therein notwithstanding any termination of the Purchase Agreement) shall continue to have the same meanings as such defined terms had prior to such termination.
Section 10.         Miscellaneous.
(a)          No Limitation.  Nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) solely in his or her capacity as an officer of the Company or member of the Company Board, including in exercising rights under the Purchase Agreement and/or from taking any action with respect to any Alternative Acquisition Proposal solely in his or her capacity as such an officer or director and (ii) exercising his, her, its or their fiduciary duties as an officer or director to the Company or its stakeholders.
(b)          Entire Agreement; Third-Party Beneficiaries.  The Purchase Agreement and this Agreement, taken together with any other documents delivered in connection with this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.  This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever.
(c)          Reasonable Efforts.  Subject to the terms and conditions of this Agreement, Shareholder (solely in its capacity as a shareholder of the Company) agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby.  Promptly following Parent’s reasonable written request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.
(d)          No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that, without the consent of Shareholder, (i) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (ii) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided further, that in each of clauses (i) and (ii), such transfer or assignment shall not (A) adversely impact Shareholder or (B) relieve Parent or Buyer of their respective obligations under this Agreement.  Any purported assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
(e)          Binding on Successors.  Without limiting any other rights Parent and Buyer may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.
(f)           Amendments and Waivers.
(i)          This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties hereto, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.
(ii)         No provision of this Agreement may be waived or extended except by a written instrument signed by the party hereto against whom the waiver or extension is to be effective.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.
(g)          Rules of Construction.  The parties hereto have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
(h)          Notice.  All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally or sent via electronic mail, (ii) on the first (1st) Business Day following the date of dispatch, if sent by a nationally recognized overnight courier (providing proof of delivery) or (iii) on the fifth (5th) Business Day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Buyer, to:

Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, Massachusetts 02451
Attention:	Seth H. Hoogasian, Senior Vice President and General Counsel
Email:	seth.hoogasian@thermofisher.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

and

NautaDutilh N.V.
Beethovenstraat 400
1082 PR  Amsterdam
The Netherlands
Attention:	Leo Groothuis
Email:	Leo.Groothuis@nautadutilh.com

if to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.
(i)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(j)          Specific Performance and Other Remedies.  The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement.  The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10(j) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(k)          Governing Law.  This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof.
(l)           Jurisdiction; Forum.  Each party hereto (i) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any Actions arising in connection with or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement: (A) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (B) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.  Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party in accordance with Section 10(h) shall be deemed effective service of process on such party.
(m)         Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(m).
(n)          Interpretation.  Unless the express context otherwise requires:  (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this

Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) references herein (whether capitalized or not) to a specific Section shall refer to Sections of this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) references herein to any gender shall include each other gender; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (ix) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (x) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and (xi) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”
(o)          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity.  This Agreement shall become effective when each party hereto shall have received a counterpart of this Agreement signed by each of the other parties hereto.  Until and unless each party hereto has received a counterpart of this Agreement signed by each of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
(p)          Expenses.  Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party hereto incurring such expenses.
(q)          No Ownership Interest.  Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration.  Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and neither Buyer nor Parent shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent and Buyer, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Parent or Buyer beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.
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IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

THERMO FISHER SCIENTIFIC INC.

By:

THERMO FISHER (CN) LUXEMBOURG S.À R.L.

By:

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

SHAREHOLDER

Name:

ADDRESS

DISCLOSED OWNED SHARES

[Signature Page to Tender and Support Agreement]